MERGERS/REORGANIZATIONS
NATIONS RESERVES

On October 10, 2001, the Board of Trustees/Directors of each fund listed in the left column below (each a "Fund") approved an Agreement and Plan of Reorganization (the "Reorganization") pursuant to which a successor fund to each fund shown in the right column (the "Acquiring Fund") will acquire all of the assets and liabilities of each corresponding Fund in exchange for shares of equal value of the Acquiring Fund. On March 27, 2002, shareholders of each Fund approved the Reorganization. The Reorganization occurred and each Fund ceased operations on May 10, 2002. The principal effect of this Reorganization was to transfer each Fund's investment into an investment in a corresponding Acquiring Fund with substantially similar investment objective, principal investment strategies and investment risks.

  FUND                        REORGANIZED INTO A NEWLY CREATED SUCCESSOR FUND
  ----                        -----------------------------------------------
Equity Income                                Convertible Securities
Blue Chip                                    Strategic Growth
Prime                                        Cash Reserves
Treasury                                     Treasury Reserves
Government Money Market                      Government Reserves

On October 10, 2001, the Board of Trustees/Directors of each fund listed in the left column below (each a "Fund") approved its Reorganization into a newly created successor fund that is substantially identical to the existing Fund. On March 27, 2002, the shareholders of each Fund approved the Reorganization. The Reorganization occurred on May 10, 2002. At that time, shares of each Fund were exchanged for shares of equal value of the newly created successor fund. The principal effect of this Reorganization was to redomicile the Fund in Delaware, under a Delaware business trust structure that management believes provides greater flexibility and efficiency in certain corporate and organizational matters.

  FUND                        REORGANIZED INTO A NEWLY CREATED SUCCESSOR FUND
  ----                        -----------------------------------------------
Convertible Securities                       Convertible Securities
Intermediate Bond                            Intermediate Bond
International Value                          International Value
International Equity                         International Equity
Emerging Markets                             Emerging Markets
Cash Reserves                                Cash Reserves
Money Market Reserves                        Money Market Reserves
Treasury Reserves                            Treasury Reserves
Government Reserves                          Government Reserves
Municipal Reserves                           Municipal Reserves
California Tax-Exempt Reserves               California Tax-Exempt Reserves


On October 10, 2001, the Board of Trustees of the California Municipal Bond Fund (the "Fund") approved its Reorganization into a newly created successor fund that is substantially identical to the existing Fund. On March 27, 2002, the shareholders of the Fund approved the Reorganization. The reorganization occurred on May 17, 2002. At that time, shares of the Fund were exchanged for shares of equal value of the newly created successor fund. The principal effect of this Reorganization was to redomicile the


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Fund in Delaware, under a Delaware business trust structure that management believes provides greater flexibility and efficiency in certain corporate and organizational matters.